As filed with the U.S. Securities and Exchange Commission on December 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCHER AVIATION INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2730902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1880 Embarcadero Road

Palo Alto, CA 94303

(650) 272-3233
(Address of principal executive offices, including zip code)

Amended and Restated 2019 Stock Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Brett Adcock

Adam Goldstein

Co-Chief Executive Officers and Co-Chairmen

Archer Aviation Inc.

1880 Embarcadero Road

Palo Alto, CA 94303

(650) 272-3233

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick V. Grilli	Andy Missan
Ran D. Ben-Tzur	Eric Lentell
Fenwick & West LLP	Archer Aviation Inc.
801 California Street	1880 Embarcadero Road
Mountain View, CA 94041	Palo Alto, CA 94303
(650) 988-8500	(650) 272-3233

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
—To be issued under the 2021 Equity Incentive Plan	7,453,588	(2)(3)	$6.22	(10)	$46,361,318	$4,298
—To be issued under the 2021 Employee Stock Purchase Plan	4,969,059	(4)(5)	$5.29	(11)	$26,286,323	$2,437
—Outstanding under the Amended and Restated 2019 Stock Plan (Options)	4,217,784	(6)	$—	(12)	$—	$—
—Outstanding under the Amended and Restated 2019 Stock Plan (RSUs)	40,018,448	(7)	$—	(12)	$—	$—
Class B Common Stock, par value $0.0001 per share
—Outstanding under the Amended and Restated 2019 Stock Plan (Options)	4,217,784	(8)	$0.11	(13)	$463,957	$44
—Outstanding under the Amended and Restated 2019 Stock Plan (RSUs)	40,018,448	(9)	$6.22	(10)	$248,914,747	$23,075
Total					$322,026,345	$29,854

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock (the “Class A Common Stock”) or Class B common stock (the “Class B Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Archer Aviation Inc.’s (the “Registrant”) Class A Common Stock, as applicable.

(2)	Represents shares of Class A Common Stock reserved for future issuance pursuant to awards under the Archer Aviation Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

(3)	The number of shares of Class A Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 2.0% of the total number of shares of Class A Common Stock outstanding on December 31 of the preceding year (the “Evergreen Measurement Date”), or (b) a lesser number of shares of Class A Common Stock determined by the Registrant’s board of directors prior to the date of the increase. The maximum number of shares of Class A Common Stock that may be issued pursuant to the exercise of ISOs under the 2021 Plan is 22,360,764 shares of Class A Common Stock.

(4)	Represents shares of Class A Common Stock reserved for future issuance under the Archer Aviation Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(5)	The number of shares of Class A Common Stock reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1.0% of the total number of shares of Class A Common Stock outstanding on December 31 of the preceding calendar year, (b) 9,938,118 shares of the Registrant’s Class A Common Stock, or (c) such lesser number of shares of Class A Common Stock as determined by the Registrant’s board of directors (in the aggregate, the “Additional ESPP Shares”). Shares subject to purchase rights granted under the 2021 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2021 ESPP. The maximum number of shares of Class A Common Stock that may be issued under the ESPP will not exceed 4,969,059 shares plus the Additional ESPP Shares.

(6)	Represents shares of Class A Common Stock reserved for issuance upon the conversion of Class B Common Stock issuable upon exercise of options outstanding under the Archer Aviation Inc. Amended and Restated 2019 Stock Plan (the “2019 Plan”) as of the date of this Registration Statement.

(7)	Represents shares of Class A Common Stock reserved for issuance upon the conversion of Class B Common Stock issuable upon settlement of restricted stock units outstanding under the 2019 Plan as of the date of this Registration Statement.

(8)	Represents shares of Class B Common Stock issuable upon exercise of options outstanding under the 2019 Plan as of the date of this Registration Statement.

(9)	Represents shares of Class B Common Stock issuable upon settlement of restricted stock units outstanding under the 2019 Plan as of the date of this Registration Statement.

(10)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 1, 2021, which date is within five business days prior to the filing of this Registration Statement.

(11)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 1, 2021, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(12)	Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of the shares of any Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B Common Stock.

(13)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.11 per share, which is the weighted-average exercise price for options outstanding under the 2019 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Item 1 has been or will be sent or given to participants as specified by Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”):

(a) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39668) for the quarter ended September 30, 2021 filed with the Commission on November 12, 2021.

(b) The Registrant’s prospectus dated October 26, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 26, 2021, relating to the Registration Statement on Form S-1, as amended (File No. 333-260121), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed (excluding the audited financial statements of Atlas Crest Investment Corp. included therein, which are comprised of the balance sheet of Atlas Crest Investment Corp. as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 26, 2020 through December 31, 2020, the related notes to such financial statements and the accompanying report of independent registered public accounting firm issued with respect thereto).

(c) The Registrant’s Current Reports on Form 8-K (File No. 001-39668) filed with the SEC on February 10, 2021, April 7, 2021, May 11, 2021, June 1, 2021, June 24, 2021, July 1, 2021, July 26, 2021, July 29, 2021, August 5, 2021, August 10, 2021, August 20, 2021, August 25, 2021, September 8, 2021, September 15, 2021, and September 22, 2021.

(d) The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A filed on October 27, 2020 (File No. 001-39668) under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMES EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its amended and restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s amended and restated certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The Registrant also maintains standard policies of liability insurance for its directors and officers. See also the undertakings set out in response to Item 9 of this Registration Statement.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1*	Amended and Restated Certificate of Incorporation of Archer Aviation Inc.	8-K	001-39668	3.1	September 22, 2021

4.2*	Amended and Restated Bylaws of Archer Aviation Inc.	8-K	001-39668	3.2	September 22, 2021

4.3*	Specimen Class A Common Stock certificate	S-1/A	333-249289	4.2	October 21, 2020

4.4*	Archer Aviation Inc. Amended and Restated 2019 Stock Plan	8-K	001-39668	10.5	September 22, 2021

4.5*	Form of Stock Option Grant Package under Archer Amended and Restated 2019 Stock Plan	8-K	001-39668	10.6	September 22, 2021

4.6*	Form of RSU Grant Package under Archer Amended and Restated 2019 Stock Plan	8-K	001-39668	10.7	September 22, 2021

4.7*	Archer Aviation Inc. 2021 Equity Incentive Plan	8-K	001-39668	10.8	September 22, 2021

4.8*	Form of Stock Option Grant Package under Archer 2021 Equity Incentive Plan	8-K	001-39668	10.9	September 22, 2021

4.9*	Form of RSU Grant Package under Archer 2021 Equity Incentive Plan	8-K	001-39668	10.10	September 22, 2021

4.10*	Archer Aviation Inc. 2021 Employee Stock Purchase Plan	8-K	001-39668	10.11	September 22, 2021

5.1	Opinion of Fenwick & West LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

* Previously filed.

ITEM 9. UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 8th day of December, 2021.

ARCHER AVIATION INC.

By:	/s/ Brett Adcock
Brett Adcock
Co-Chief Executive Officer and Co-Chairman

By:	/s/ Adam Goldstein
Adam Goldstein
Co-Chief Executive Officer and Co-Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett Adcock, Adam Goldstein and Ben Lu, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett Adcock	Co-Chief Executive Officer and Co-Chairman	December 8, 2021
Brett Adcock	(Co-Principal Executive Officer)

/s/ Adam Goldstein	Co-Chief Executive Officer and Co-Chairman	December 8, 2021
Adam Goldstein	(Co-Principal Executive Officer)

/s/ Ben Lu	Chief Financial Officer	December 8, 2021
Ben Lu	(Principal Financial and Accounting Officer)

/s/ Deborah Diaz	Director	December 8, 2021
Deborah Diaz

/s/ Fred Diaz	Director	December 8, 2021
Fred Diaz

/s/ Oscar Munoz	Director	December 8, 2021
Oscar Munoz

/s/ Maria Pinelli	Director	December 8, 2021
Maria Pinelli

/s/ Michael Spellacy	Director	December 8, 2021
Michael Spellacy